Exhibit 2.01

Range Resources Corporation

Disclosure of Payments by Resource Extraction Issuer

For the Fiscal Year Ended December 31, 2023

Range Resources Corporation (the “Company”) has prepared the following consolidated report (the “Report”) on payments for the purpose of commercial development of oil, natural gas and natural gas liquids (“NGLs”) in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended, and Form SD (the “Rule”).

In accordance with the Rule, payments are reported on a cash basis according to the year in which the payment was made. Payments made as a single payment or as part of a series of related payments within the fiscal year exceeding $100,000 are included in this Report. During the fiscal year ended December 31, 2023, the Company made no payments to foreign governments for the purpose of the commercial development of oil, natural gas and NGLs. Regarding the eight payment types required by the Rule, relevant payment types for the Company only include taxes.

The table below sets forth payments made by the Company to the U.S. Federal Government during the fiscal year ended December 31, 2023. All of the Company's operations relate to projects for the commercial development of oil, natural gas and NGLs using wells located in the Appalachian region in the United States and operate as one reportable segment. During the fiscal year ended December 31, 2023, payments listed in the table below (in thousands) were made in U.S. dollars.

For the fiscal year ended December 31, 2023 (in thousands)
Country	Government/ Payee Name	Taxes (1)	Total
United States
	U.S Federal Government - Department of Treasury	$2,200	$2,200

TOTAL			$2,200

(1) The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, and in accordance with Instruction 4 to Item 2.01 of Form SD, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company.